Exhibit 10.77

March 31, 2008

Via CERTIFIED MAIL

Tekoil and Gas Gulf Coast, LLC
25050 1-45 North, Suite 525
The Woodlands, Texas 77380
Attention: Mr. Mark Western
Facsimile: (281) 364-8007

Re:
Credit and Guaranty Agreement dated as of May 11, 2007 (as amended, supplemented, or restated to the date hereof, the "Credit Agreement") among Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company ("Borrower"), Tekoil & Gas Corporation, a Delaware corporation ("Parent") and the other guarantors parties thereto from time to time ("Guarantors"), the lenders party thereto ("Lenders"), J. Aron & Company, as lead arranger and as syndication agent, and J. Aron & Company, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

Dear Mark:

We refer to the Credit Agreement referenced above and note that all defined terms used in the Credit Agreement are used in this letter unless expressly provided for otherwise. Reference is further made to that certain ISDA Master Agreement dated as of May 11, 2007 (as amended, supplemented, or restated to the date hereof, and together with all confirmations issued thereunder, the "ISDA Agreement") between J. Aron & Company (in such capacity, "Lender Counterparty") and the Borrower.

As of the date of this letter, certain Events of Default ("Existing Defaults") have occurred and are continuing under the Credit Agreement as a result of (a) the Borrower's failure to make the principal payment due on March 26, 2008, in the amount of $1,000,000, (b) the Borrower's failure to deliver the title opinions required by Section 8.1(s) of the Credit Agreement by March 8, 2008, as required thereunder, (c) the Borrower's failure to deliver the Consolidated financial statements for its fiscal year ended December 31, 2007, the related unqualified opinion from independent certified public accountants acceptable to Administrative Agent, and the related report of such accounts calculating compliance with the applicable Sections of the Credit Agreement by March 31, 2008, as required by Section 5.2(a) of the Credit Agreement, (d) the Borrower's failure to settle in full its obligations with respect to the GPI Notes, on terms acceptable to Administrative Agent, on or before March 31, 2008, as required by Section 8.1(bb) of the Credit Agreement, and (e) the existence of the foregoing Events of Default under the Credit Agreement constitutes an Event of Default under the ISDA Agreement. Without limiting the foregoing, the "Existing Defaults" as defined in the letter dated March 10, 2008 (the "March 10 Default Notice") also remain outstanding, uncured, and unwaived. This letter does not constitute a waiver of the March 10 Default Notice or such additional Events of Default or any of the Administrative Agents' or Lenders' rights thereunder or with respect thereto.

Tekoil and Gas Gulf Coast, LLC
Mr. Mark Western
March 31, 2008

At the present time, however, other than as specifically set forth in this letter, the Administrative Agent and the Lenders have elected not to pursue any of their remedies under the Credit Agreement, the other Transaction Documents and applicable Law. Notwithstanding the foregoing, the Administrative Agent and the Lenders reserve all of their rights and remedies and may exercise any or all of their rights and remedies at any time without further notice, unless further notice is required under the Credit Agreement, the other Transaction Documents, or applicable Law. Additionally, all of the terms and provisions of the Credit Agreement and the other Transaction Documents are and shall remain in full force and effect. You are advised that the Administrative Agent and the Lenders require strict performance by the Borrower and the Guarantors of all of their respective obligations, agreements and covenants contained in the Credit Agreement and the other Transaction Documents, and no inaction or action regarding any such breach is intended to be or shall be a waiver thereof.

As a result of the continuing nature of the above-described Existing Defaults, the Lenders have no obligation to make additional Loans until such Existing Defaults have been waived in writing by the Administrative Agent and the Lenders (it being understood that neither the Administrative Agent nor the Lenders are obligated to grant any such waiver). Also, as provided in Amendment No. 3 and Waiver to the Credit Agreement dated as of October 24, 2007 and Amendment No. 4 and Waiver to the Credit Agreement dated as of January 18, 2008 (a) any obligation Lender Counterparty may have to make any payment under the ISDA Agreement shall be suspended and (b) any amounts payable by Lender Counterparty under the ISDA Agreement may be applied to the Obligations at the Administrative Agent's election, in such order as may be elected by the Administrative Agent in its sole discretion.

In no event and under no circumstance shall any past or future discussions with the Administrative Agent or any Lender, or any forbearance by the Administrative Agent and the Lender of the rights and remedies under the Transaction Documents, serve to (a) cause a modification of the Transaction Documents, (b) establish a custom with respect to any of the Transaction Documents, (c) operate as a waiver of any existing or future Default or Event of Default under the Transaction Documents, (d) entitle the Borrower or any Guarantor to any other or further notice or demand whatsoever beyond those required by the Transaction Documents, (e) in any way modify, change, impair, affect, diminish or release any of the Borrower's or any Guarantor's obligations or liability under the Transaction Documents or any other liability you may have to the Administrative Agent or any Lender, or (f) waive, limit or condition the Administrative Agent's or any Lender Party's rights and remedies under the Transaction Documents, all of which rights and remedies are expressly reserved.

Tekoil and Gas Gulf Coast, LLC
Mr. Mark Western
March 31, 2008

Pursuant to the March 10 Default Notice, the Borrower was previously notified that all outstanding Loans, and to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed under the Credit Agreement, shall bear interest at a rate equal to three percent (3%) per annum above the otherwise applicable rate set forth in the Credit Agreement. This letter shall serve as notice to the Borrower that all outstanding Loans, and to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed under the Credit Agreement, shall continue to bear interest at a rate equal to three percent (3%) per annum above the otherwise applicable rate set forth in the Credit Agreement.

The Existing Defaults described herein are based upon the information available to the Administrative Agent on the date hereof and shall not be deemed to exclude the existence of other Defaults or Events of Default. The failure of the Administrative Agent to give notice to the Borrower of any such other Defaults or Events of Default is not intended to be, nor shall be, a waiver thereof. Furthermore, the Administrative Agent and the Lenders' past, present or future failure to exercise available rights and remedies notwithstanding the existence of a Default or Event of Default are not intended to, and shall not, (i) operate as a waiver of rights and remedies available to the Administrative Agent or any Lender pursuant to the Credit Agreement or the Transaction Documents or (ii) indicate an agreement on the Administrative Agent or any Lender's part to forbear from exercising its rights and remedies, all of which the Administrative Agent and each Lender expressly reserve. Further, any single or partial exercise of any of the Administrative Agent or any Lender's rights and remedies shall not preclude any other or further exercise of any available rights and remedies.

Please contact John Howie at (713) 658-2682 or Danny Savitz at (713) 658-2688 with any questions or comments.

Very truly yours,

J. ARON & COMPANY, as Administrative Agent

By:	/s/ John K. Howie
Name: John K. Howie
Title: Vice President